Computation of Earnings Per Share


                                                  Year Ended December 31
                                             1996         1995           1994
                                          -----------   ----------    ----------

Primary:
  Average Shares Outstanding               14,317,465   15,039,179    15,480,368
  Net effect of dilutive stock options -
   based on the treasury stock method
   using average market price                 200,306      252,649       347,892
                                              -------      -------       -------

  Total                                    14,517,771   15,291,828    15,828,260
                                           ==========   ==========    ==========

  Net Income                             $ 32,953,000  $ 40,455,00   $ 8,182,000
                                         ============  ===========   ===========

  Per Share Amount                             $ 2.27      $ 2.65         $ 0.52
                                               ======      ======         ======

Fully Diluted:
  Average Shares Outstanding               14,317,465   15,039,179    15,480,368
  Net effect of dilutive stock options -
    based on the treasury stock method
    using the year-end market price, if
    higher than average market price          200,977      271,235       348,642
                                              -------      -------       -------

 Total                                     14,518,442   15,310,414    15,829,010
                                           ==========   ==========    ==========

 Net Income                              $ 32,953,000  $ 40,455,00   $ 8,182,000
                                         ============  ===========   ===========

 Per Share Amount                              $ 2.27       $ 2.64        $ 0.52
                                               ======       ======        ======
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